Exhibit 10.2


                             EXECUTIVE SEVERANCE AND
                          TRANSITION BENEFITS AGREEMENT


THIS EXECUTIVE SEVERANCE AND TRANSITION BENEFITS AGREEMENT (the "Agreement") is entered into effective as of the 22nd day of April, 2002, between SCOTT C. MCDONALD, ("Executive") and CASTELLE, a California corporation (the "Company"). This Agreement is intended to provide Executive with the compensation and benefits described herein upon the occurrence of specific events. Certain capitalized terms used in this Agreement are defined in Article 5.


The Company and Executive hereby agree as follows:
article 1

                            EMPLOYMENT BY THE COMPANY

     1.1 The Company and Executive wish to set forth the compensation and benefits which Executive shall be entitled to receive (i) in the event Executive's employment with the Company terminates, or (ii) in the event there is a Change in Control of the Company, under the circumstances described herein.

     1.2 The duties and obligations of the Company to Executive under this Agreement shall be in consideration for Executive's past services to the Company, Executive's continued employment with the Company, and Executive's execution of the general waiver and release described in Section 3.2.

     1.3 This Agreement shall remain in full force and effect so long as Executive is employed by the Company; provided, however, that Executive's rights to payments and benefits under Article 2 shall continue until the Company's obligation to provide such payments and benefits is satisfied.

     1.4 This Agreement shall supersede any other agreements relating to Executive's termination of employment with the Company.

                                   ARTICLE 2

              SEVERANCE, CHANGE IN CONTROL AND TRANSITION BENEFITS

     2.1 Severance Benefits. If Executive's employment terminates due to an Involuntary Termination Without Cause or a Voluntary Termination for Good Reason after the date of execution of this Agreement, and without regard to any Change in Control of the Company, the termination of employment will be a Covered Termination. Executive shall receive Base Pay and bonus that have accrued but are unpaid as of the date of such Covered Termination, and, within thirty (30) days following such Covered Termination, Executive shall also receive a lump sum payment equal to one hundred percent (100%) of Executive's Base Pay, all of the foregoing subject to applicable tax withholding. In addition, following a Covered Termination, Executive and Executive's covered dependents will be eligible to continue their health care benefit coverage as permitted by COBRA (Internal Revenue Code Section 4980B) at the same cost to Executive as in effect immediately prior to the Covered Termination for the one (l)-year period following the Covered Termination.

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

     2.2 Transition Bonus.

          (a) In the event there is a Change in Control of the Company and Executive continues to render services to the Company for ninety (90) days following the closing of the transaction resulting in such Change in Control, then, if:

               (i) Executive's employment has been terminated and such termination is not a Covered Termination, Executive shall be entitled to a lump-sum payment equal to fifty percent (50%) of Executive's Base Pay, subject to applicable withholding; or

               (ii) Executive's employment has been terminated and such termination is a Covered Termination, Executive shall be entitled to a lump-sum payment equal to the Severance Benefits set forth in Section
          2.1 of this Agreement, subject to applicable withholding.

          (b) If Executive does not terminate employment with the successor company on or before the ninetieth (90th) day after the closing of the transaction resulting in a Change in Control and continues to render services to the Company from and after the ninetieth (90th) day following such closing, then Executive shall be entitled to a lump-sum payment equal to fifty percent (50%) of Executive's Base Pay, subject to applicable withholding, and without regard to any payment that might be received by Executive with respect to a Covered Termination.

     2.3 Acceleration of Vesting of Outstanding Options.

          (a) If Executive's employment terminates and such termination is a Covered Termination, the vesting of any options to purchase common stock of the Company then held by Executive shall accelerate and such options shall become immediately vested as to fifty percent (50%) of the total number of unvested shares of common stock subject to such options.

          2.4 Mitigation. Executive shall not be required to mitigate damages or the amount of any payment provided under this Agreement by seeking other employment or otherwise, nor shall the amount of any payment provided for under this Agreement be reduced by any compensation earned by Executive as a result of employment by another employer or by any retirement benefits received by Executive after the date of the Covered Termination, or otherwise.

          2.5 Possible Outcomes. The chart attached hereto as Exhibit B is intended to summarize the possible cash benefits payable under this Article 2 in the circumstances indicated and is incorporated into this Agreement for the convenience of the parties.

                                   ARTICLE 3

                     LIMITATIONS AND CONDITIONS ON BENEFITS

          3.1 Withholding of Taxes. The Company shall withhold appropriate federal, state, local (and foreign, if applicable) income and employment taxes from any payments hereunder.

          3.2 Employee Agreement and Release Prior to Receipt of Benefits. On or promptly after the occurrence of a Covered Termination and prior to the receipt of any benefits under this Agreement on account of the occurrence of such Covered Termination, and prior to his receipt of any payments pursuant to Sections 2.2(a)(ii) or 2.2(b), Executive shall execute the Employee Agreement and Release (the "Release") in the form attached hereto as Exhibit A (or, at the Company's election, in any other form provided by the Company). Such Release shall specifically relate to all of Executive's rights and claims in existence at the time of such execution (both known and unknown) and shall confirm Executive's obligations under the Company's standard form of proprietary information agreement. It is understood that Executive will have, as determined by the Company, either twenty-one (21) or forty-five (45) days to consider whether to execute such Release, and Executive may revoke such Release within seven (7) calendar days after execution. In the event Executive does not execute such Release within the required time period, or if Executive revokes such Release within the subsequent seven (7) calendar day period, no benefits shall be payable under this Agreement and this Agreement shall be null and void.

                                   ARTICLE 4

                            OTHER RIGHTS AND BENEFITS

          4.1 Nonexclusivity. Except as otherwise expressly provided herein, nothing in the Agreement shall prevent or limit Executive's continuing or future participation in any benefit, bonus, incentive or other plans, programs, policies or practices provided by the Company and for which Executive may otherwise qualify, nor shall anything herein limit or otherwise affect such rights as Executive may have under other agreements with the Company. Except as otherwise expressly provided herein, amounts which are vested benefits or which Executive is otherwise entitled to receive under any plan, policy, practice or program of the Company at or subsequent to the date of a Covered Termination shall be payable in accordance with such plan, policy, practice or program.

          4.2 Parachute Payments. If the severance and other benefits provided to Executive under this Agreement (i) constitute "parachute payments" within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the "Code") and (ii) but for this Section 4.2, such severance and other benefits would be subject to the excise tax imposed by Section 4999 of the Code, then Executive's benefits under this Agreement shall be payable either:

               (a) in full; or

               (b) as to such lesser amount which would result in no portion of such severance and other benefits being subject to excise tax under
          Section 499 of the Code,

whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in the receipt by Executive, on an after-tax basis, of the greatest amount of severance benefits under this Agreement. Unless the Company and Executive otherwise agree in writing, any determination required under this Section 4.2 shall be made in writing by independent public accountants agreed to by the Company and Executive (the "Accountants"), whose determination shall be conclusive and binding upon Executive and the Company for all purposes. For purposes of making the calculations required by this Section 4.2, the Accountants may make reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and Executive shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this
Section 4.2. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 4.2.

                                   ARTICLE 5

                                   DEFINITIONS

For purposes of the Agreement, the following terms are defined as follows:

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

          5.1 "Base Pay" means Executive's annual base pay at the rate in effect during the last regularly scheduled payroll period immediately preceding any termination of Executive's employment or, if higher, Executive's annual base pay in effect as of the date of this Agreement if subsequent to that time Executive has agreed to a reduction in base pay in connection with a general reduction in the base pay of other similarly situated employees of the Company.

          5.2 "Change in Control" means (1) a dissolution, liquidation or sale of all or substantially all of the assets of the Company; (2) a merger or consolidation in which the Company is not the surviving corporation; (3) a reverse merger in which the Company is the surviving corporation but the shares of the Company's common stock outstanding immediately preceding the merger are converted by virtue of the merger into other property, whether in the form of securities, cash or otherwise; or (4) the acquisition by any person, entity or group within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or any comparable successor provisions (excluding any employee benefit plan, or related trust, sponsored or maintained by the Company or any Affiliate of the Company) of the beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act, or comparable successor rule) of securities of the Company representing at least fifty percent (50%) of the combined voting power entitled to vote in the election of directors.

          5.3 "Covered Termination" means an Involuntary Termination Without Cause or a Voluntary Termination for Good Reason.

          5.4 "Involuntary Termination Without Cause" means Executive's dismissal or discharge for reasons other than fraud, misappropriation, embezzlement or intentional misconduct on the part of Executive which resulted in material loss, damage or injury to the Company. The termination of Executive's employment will not be deemed to be an "Involuntary Termination Without Cause" if such termination occurs as a result of Executive's death or disability. For purposes of the foregoing, "disability" means a disability, as that term is defined in the long term disability plan maintained by the Company that covers Executive, that continues for ninety (90) days.

          5.5 "Voluntary Termination For Good Reason" means that the Executive voluntarily terminates employment within ninety (90) days after any of the following are undertaken without Executive's express written consent:

               (a) the assignment to Executive of any duties or responsibilities which result in a material diminution or adverse change of Executive's position, status or circumstances of employment;

               (b) a reduction by the Company in Executive's Base Pay;

               (c) a material reduction in the amount of quarterly performance bonuses Executive is eligible to receive, or the elimination of the bonus program described in Executive's Employment Agreement with the Company as it pertains to Executive;

               (d) any failure by the Company to continue in effect any benefit plan or arrangement, including incentive plans or plans to receive securities of the Company, in which Executive is participating (hereinafter referred to as "Benefit Plans"), or the taking of any action by the Company which would adversely affect Executive's participation in or reduce Executive's benefits under any Benefit Plans or deprive Executive of any fringe benefit then enjoyed by Executive, provided, however, that Executive may not terminate for Good Reason if the Company offers a range of benefit plans and programs which, taken as a whole, are comparable to the Benefit Plans as determined in good faith by the Company;

               (e) a relocation of Executive or the Company's principal business offices to a location more than twenty (20) miles from the current location at which Executive performs duties, except for required travel by Executive on the Company's business to an extent substantially consistent with Executive's business travel obligations;

               (f) any breach by the Company of any provision of this Agreement or Executive's Employment Agreement dated April 22, 2002; or

               (g) any failure by the Company to obtain the assumption of this Agreement by any successor or assign of the Company.

                                   ARTICLE 6

                               GENERAL PROVISIONS

          6.1 Employment Status. This Agreement does not constitute a contract of employment or impose on Executive any obligation to remain as an employee, or impose on the Company any obligation (i) to retain Executive as an employee, (ii) to change the status of Executive as an at-will employee, or (iii) to change the Company's policies regarding termination of employment.

          6.2 Notices. Any notices provided hereunder must be in writing and such notices or any other written communication shall be deemed effective upon the earlier of personal delivery (including personal delivery by facsimile) or the third day after mailing by first class mail, to the Company at its primary office location and to Executive at Executive's address as listed in the Company's payroll records. Any payments made by the Company to Executive under the terms of this Agreement shall be delivered to Executive either in person or at the address as listed in the Company's payroll records.

          6.3 Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provisions had never been contained herein.

          6.4 Waiver. If either party should waive any breach of any provisions of this Agreement, he or it shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.

          6.5 Arbitration. Unless otherwise prohibited by law or specified below, all disputes, claims and causes of action, in law or equity, arising from or relating to this Agreement or its enforcement, performance, breach, or interpretation shall be resolved solely and exclusively by final and binding arbitration before a single arbitrator held in San Francisco, California through Judicial Arbitration & Mediation Services/Endispute ("JAMS") under the then existing JAMS employment arbitration rules. However, nothing in this section is intended to prevent either party from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration.

          6.6 Complete Agreement. This Agreement, including Exhibit A, Exhibit B, and any other written agreements referred to in this Agreement, constitutes the entire agreement between Executive and the Company and it is the complete, final, and exclusive embodiment of their agreement with regard to this subject matter. It is entered into without reliance on any promise or representation other than those expressly contained herein.

          6.7 Amendment or Termination of Agreement. This Agreement may be changed or terminated only upon the mutual written consent of the Company and Executive. The written consent of the Company to a change or termination of this Agreement must be signed by an executive officer of the Company after such change or termination has been approved by the Compensation Committee of the Company's Board of Directors.

          6.8 Counterparts. This Agreement may be executed in separate counterparts, any one of which need not contain signatures of more than one party, but all of which taken together will constitute one and the same Agreement.

          6.9 Headings. The headings of the Articles and Sections hereof are inserted for convenience only and shall not be deemed to constitute a part hereof nor to affect the meaning hereof.

          6.10 Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive and the Company, and their respective successors, assigns, heirs, executors and administrators, except that Executive may not assign any duties hereunder and may not assign any rights hereunder without the written consent of the Company, which consent shall not be withheld unreasonably.

          6.11 Attorneys' Fees. If Executive brings any action to enforce his rights hereunder, Executive shall be responsible for his own attorneys' fees and costs incurred in connection with such action, regardless of the outcome of such action.

          6.12 Choice Of Law. All questions concerning the construction. validity and interpretation of this Agreement will be governed by the law of the State of California, without regard to such state's conflict of laws rules.

          6.13 Non-Publication. The parties mutually agree not to disclose publicly the terms of this Agreement except to the extent that disclosure is mandated by applicable law, made pursuant to required or standard corporate reporting guidelines, or made to the parties' respective personal advisors.

          6.14 Construction Of Agreement. In the event of a conflict between the text of the Agreement and any summary, description or other information regarding the Agreement, the text of the Agreement shall control.

IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year written above.


CASTELLE                                              SCOTT C. MCDONALD


By:  /s/ Donald L. Rich                               /s/ Scott C. McDonald
   --------------------                               ---------------------
      Donald L. Rich                                  Scott C. McDonald
      April 22, 2002                                  April 22, 2002

Exhibit A: Employee Agreement and Release
Exhibit B: Chart of Possible Outcomes

                                    EXHIBIT A

                         EMPLOYEE AGREEMENT AND RELEASE


I understand and agree completely to the terms set forth in the foregoing Executive Severance and Transition Benefits Agreement ("Agreement"). I hereby confirm my obligations under the Company's proprietary information agreement.
I acknowledge that I have read and understand Section 1542 of the California Civil Code which reads as follows: "A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor." I hereby expressly waive and relinquish all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to my release of any claims I may have.
Except as otherwise set forth in the Agreement, I hereby release, acquit and forever discharge the Company, its parents and subsidiaries, and their officers, directors, agents, servants, employees, shareholders, successors, assigns and affiliates, of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys' fees, damages, indemnities and obligations of every kind and nature, in law, equity, or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed (other than any claim for indemnification I may have as a result of any third party action against me based on my employment with the Company), arising out of or in any way related to agreements, events, acts or conduct at any time prior to and including the date that I sign this Employee Agreement and Release ("Release"), including but not limited to: all such claims and demands directly or indirectly arising out of or in any way connected with my employment with the Company or the termination of that employment, including but not limited to, claims of intentional and negligent infliction of emotional distress, any and all tort claims for personal injury, claims or demands related to salary, bonuses, commissions, stock, stock options, or any other ownership interests in the Company, vacation pay, fringe benefits, expense reimbursements, severance pay, or any other form of compensation; claims pursuant to any federal, state or local law or cause of action including, but not limited to, the federal Civil Rights Act of 1964, as amended; the federal Age Discrimination in Employment Act of 1967, as amended ("ADEA"); the federal Americans with Disabilities Act of 1990; the California Fair Employment and Housing Act, as amended; tort law; contract law; wrongful discharge; discrimination; fraud; defamation; emotional distress; and breach of the implied covenant of good faith and fair dealing; provided, however, that nothing in this paragraph shall be construed in any way to release the Company from its obligation to indemnify me pursuant to the Company's indemnification obligation pursuant to agreement or applicable law or to reduce or eliminate any coverage I may have under the Company's director and officer liability policy, if any.
I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under ADEA. I also acknowledge that the consideration given for the waiver and release in the preceding paragraph hereof is in addition to anything of value to which I was already entitled. I further acknowledge that I have been advised by this writing, as required by the ADEA, that: (A) my waiver and release do not apply to any rights or claims that may arise after the date I sign this Release; (B) I have the right to consult with an attorney prior to executing this Release; (C) I have [twenty-one (21)] [forty-five (45)] days to consider this Release (although I may choose to voluntarily execute this Release earlier); (D) I have seven (7) days following my execution of this Release to revoke the Release; and (E) this Release shall not be effective until the date upon which the revocation period has expired, which shall be the eighth day after this Release is executed by me (the "Effective Date").

SCOTT C. MCDONALD


/s/ Scott C. McDonald
Scott C. McDonald

Date: April 22, 2002

                                    EXHIBIT B

                          POSSIBLE CASH PAYMENTS UNDER
              EXECUTIVE SEVERANCE AND TRANSITION BENEFITS AGREEMENT



----------------------------------------|--------------------------------------|--------------------------------------
                                        |Termination that Does Not Qualify as  |   Termination that Qualifies as a
                                        |        a Covered Termination         |         Covered Termination
----------------------------------------|--------------------------------------|--------------------------------------
Prior to Change in Control              |Cash:  -0-                            |Cash:  12 months base pay
----------------------------------------|--------------------------------------|--------------------------------------
0 - 89 days after Change in Control     |Cash:  -0-                            |Cash:  12 months base pay
----------------------------------------|--------------------------------------|--------------------------------------
90 days after Change in Control         |Cash:  6 months base pay              |Cash:  12 months base pay
----------------------------------------|--------------------------------------|--------------------------------------
90+ days after Change in Control        |Cash:  6 months base pay              |Cash:  18 months base pay
----------------------------------------|--------------------------------------|--------------------------------------